UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2019

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Current Report”) amends the Current Report on Form 8-K filed by Five Prime Therapeutics, Inc., a Delaware corporation (“FivePrime”), with the Securities and Exchange Commission (“SEC”) on October 10, 2019 (the “Original Report”) and is being filed in order to amend and supplement FivePrime’s disclosure under Item 2.05 of the Original Report. The Original Report otherwise remains unchanged.

Item 2.05	Costs Associated with Exit or Disposal Activities.

As previously disclosed in the Original Report, on October 10, 2019, FivePrime announced a corporate restructuring to extend its cash runway and ensure long-term sustainability. As part of the restructuring, FivePrime reduced its workforce by approximately 70 positions across all functions at the company. Approximately 70% of the eliminations occurred in 2019, with the remainder occurring in 2020.

As of October 10, 2019, FivePrime anticipated that it would incur approximately $3 million of pre-tax charges for severance and other costs related to the restructuring. FivePrime now anticipates that it will incur approximately $9.2 million of pre-tax charges for personnel-related costs related to the restructuring. This estimate includes approximately $4.0 million for severance, COBRA subsidies, annual bonuses and retention cash awards, tax liabilities and acceleration of FivePrime-paid match amounts under FivePrime’s 401(k) plan and related costs, in each case with respect to employees whose positions were eliminated as part of the restructuring. FivePrime expects that the impact of non-cash costs related to the acceleration and modification of equity awards with respect to such employees will result in a net benefit to FivePrime and such impact is not included in this estimate. This estimate also includes approximately $5.1 million, which represents the value of retention equity and cash awards granted to certain continuing employees whose positions were not eliminated as part of the restructuring, assuming that that each such continuing employee remains employed by FivePrime on, as applicable, the vest date(s) of the applicable equity award or the payout date of the applicable cash award. FivePrime anticipates that the value of such charges that will result in future cash expenditures is approximately $2.8 million, which primarily reflects the payments related to the retention cash awards for certain continuing employees.

In addition, as previously disclosed in the Original Report, FivePrime is engaging in activities to reduce its corporate facilities footprint by either subletting a significant portion of its current leased space or subletting its current building and relocating to smaller facilities.

FivePrime may incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring and the reduction of its corporate facilities footprint and will record these expenses in the appropriate period as they are determined. FivePrime expects the restructuring and the reduction of its corporate facilities footprint to be complete and all costs incurred and paid by the end of 2020.

Cautionary Note on Forward-looking Statements

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on FivePrime’s expectations and assumptions as of the date of this Current Report. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this Current Report include statements about: (i) the effect the restructuring will have on FivePrime’s expected cash runway; (ii) the scope and timing of the restructuring; (iii) FivePrime’s plans to reduce its corporate facilities footprint; and (iv) the timing and scope of expected pre-tax charges for severance and other costs related to the restructuring. Other factors that may cause FivePrime’s actual results to differ from those expressed or implied in the forward-looking statements in this Current Report are discussed in FivePrime’s filings with the SEC, including the “Risk Factors” sections contained therein. Except as required by law, FivePrime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: April 6, 2020